EXHIBIT 4.4
                                                                     -----------



                                  CARNIVAL PLC
                  (formerly known as P&O PRINCESS CRUISES PLC)
                                     ISSUER


                   P&O PRINCESS CRUISES INTERNATIONAL LIMITED
                                    GUARANTOR


                                       TO


                              THE BANK OF NEW YORK
                                     TRUSTEE


                              7.30% NOTES DUE 2007

                           7.875% DEBENTURES DUE 2027


                 ----------------------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of July 15, 2003

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                  FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental
Indenture"), dated as of July 15, 2003, among CARNIVAL PLC (formerly known as P&O Princess Cruises plc), a public limited company existing under the laws of England and Wales (the "Company"), P&O PRINCESS CRUISES INTERNATIONAL LIMITED (formerly known as P&O Cruises Limited), a limited liability company existing under the laws of England and Wales (the "Guarantor"), and THE BANK OF NEW YORK, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of October 23, 2000 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture"), pursuant to which the Company duly issued its 7.30% Notes due 2007 (the "Notes") and the 7.875% Debentures due 2027 (the "Debentures"), both of which are unconditionally guaranteed by the Guarantor (capitalized terms used but not otherwise defined in this First Supplemental Indenture having the meanings ascribed to them in the Original Indenture);

                  WHEREAS, the Company and Carnival Corporation, a Panamanian corporation ("Carnival Corporation"), have entered into an Offer and Implementation Agreement, dated as of January 8, 2003 (the "Offer and Implementation Agreement"), pursuant to which the Company and Carnival Corporation established a dual-listed company structure (the "DLC Transaction");

                  WHEREAS, Section 9.02 of the Original Indenture provides that the Company, the Guarantor and the Trustee may amend or supplement the Original Indenture with respect to the Notes or Debentures, as the case may be, with the written consent of Holders of not less than a majority in aggregate principal amount at maturity of the Notes or Debentures outstanding, as the case may be;

                  WHEREAS, in connection with the DLC Transaction, the Company wishes to amend the Original Indenture with respect to both the Notes and the Debentures to provide for the amendments contemplated by Sections 1 through 11 of this First Supplemental Indenture (the "Indenture Amendments");

                  WHEREAS, Holders of a majority of the principal amount at maturity of both the Notes and Debentures outstanding have given and not withdrawn their written consent to the Indenture Amendments;

                  WHEREAS, the execution of this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture, the Company has delivered to the Trustee a resolution of its Board of Directors, satisfactory evidence of the consenting Securities, an Officers' Certificate and an Opinion of Counsel, with respect to such authorization, and all things necessary to make this First Supplemental Indenture a valid agreement of the Company, the Guarantor and the Trustee in accordance with its terms have been done;

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                                                                               2


                  WHEREAS, as consideration for the Indenture Amendments, Carnival Corporation has offered to issue a guarantee of the Securities, on a senior, unsecured basis pursuant to a Deed of Guarantee, dated as of April 17, 2003, between Carnival Corporation and the Company and an Agreement relating to the Deed of Guarantee, dated as of July 15, 2003, between such parties (the "Carnival Corporation Guarantee"); and

                  NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Securities as follows:

                  SECTION 1. Each of the following definitions is hereby added to Section 1.01 of the Original Indenture:

                  "CARNIVAL CORPORATION" means Carnival Corporation, a Panamanian corporation and any successor thereto.

                  "CARNIVAL 8-KS" means the current reports on Form 8-K of Carnival Corporation (or any successor or equivalent form thereto).

                  "CARNIVAL 10-KS" means the annual reports on Form 10-K of Carnival Corporation (or any successor or equivalent form thereto).

                  "CARNIVAL 10-QS" means the quarterly reports on Form 10-Q of Carnival Corporation (or any successor or equivalent form thereto).

                  "CARNIVAL CORPORATION GUARANTEE" means the Deed of Guarantee, dated as of April 17, 2003, between Carnival Corporation and the Company and an Agreement relating to the Deed of Guarantee, dated as of July 15, 2003, between such parties, pursuant to which Carnival Corporation has guaranteed the payment obligations of the Company under the Securities.

                  "CARNIVAL CORPORATION & PLC" means, taken as a whole, (i) Carnival Corporation and each of its Subsidiaries and (ii) the Group.

                  "CARNIVAL CORPORATION & PLC COMPANY" means any of Carnival Corporation, the Company and any of their respective Subsidiaries.

                  "DLC AGREEMENTS" means the agreements, deeds, instruments and constituent documents of Carnival Corporation and the Company, as amended from time to time, establishing the dual-listed company structure between the Company and Carnival Corporation, entered into as contemplated by the Offer and Implementation Agreement between the Company and Carnival Corporation, dated as of January 8, 2003.

                  "FIRST SUPPLEMENTAL INDENTURE" means the First Supplemental Indenture among the Company, the Guarantor and the Trustee, dated as of July 15, 2003.

                  "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and

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                                                                               3


whether voting or non-voting) of such Person's preferred stock or preference shares, whether or not outstanding at the Issue Date, and include, without limitation, all series and classes of such preferred stock or preference shares.

                  SECTION 2. Each of the following definitions contained in Section 1.01 of the Original Indenture is hereby amended and restated in its entirety to read as provided below:

                  "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate amount of total assets of Carnival Corporation & plc after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents and other like intangible assets, as shown in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount shall be calculated based upon the pro forma combined balance sheet of Carnival Corporation and the Company as of November 30, 2002, as filed with the Commission.

                  "CONSOLIDATED OPERATING REVENUE" means Carnival Corporation & plc's total revenue for the most recent fiscal year as shown in the audited consolidated accounts contained in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2004, such amount shall be calculated based upon the pro forma combined statement of operations of Carnival Corporation and the Company for the year ended November 30, 2002 or the year ended November 30, 2003, as available and filed with the Commission or otherwise provided to the Trustee by the Company.

                  "CONSOLIDATED RELEVANT TOTAL ASSETS" means Carnival Corporation & plc's total assets less all intangible assets (including, without limitation, goodwill) as of the end of the most recent fiscal year as shown in the audited consolidated balance sheet contained in the latest Carnival 10-K (reflecting Carnival Corporation & plc) provided that with respect to any calculation made prior to the availability of the Carnival 10-K for the year ending November 30, 2003, such amount shall be calculated based upon the pro forma combined balance sheet of Carnival Corporation and the Company as of November 30, 2002 as filed with the Commission.

                  "NET PROCEEDS" means the greater of (1) the net proceeds received by the Company, Carnival Corporation or any Restricted Subsidiary from a Sale and Leaseback Transaction and (2) the fair market value of the Principal Property so sold at the time of entering into such transaction, as determined by the Board of Directors of the Company.

                  "OFFICER" means, with respect to any Person, the chairman of the board, the vice-chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person, or any officer designated by the board of directors of such Person as an officer of such Person.

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                                                                               4


                  "OPERATING REVENUE" means, in relation to a Subsidiary, its total revenue for the most recent fiscal year as shown in such entity's latest audited or unaudited, as the case may be, unconsolidated accounts.

                  "PRINCIPAL PROPERTY" means (i) any ship or real estate property, owned or leased by a Carnival Corporation & plc Company which has a net book value exceeding the greater of $25,000,000 or 0.5% of the Consolidated Net Tangible Assets, and (ii) any shares of Capital Stock of any Carnival Corporation & plc Company owning any of these ships or real estate properties.

                  "PRINCIPAL SUBSIDIARY" means a Subsidiary of the Company or Carnival Corporation whose Relevant Total Assets are 10% or more of Consolidated Relevant Total Assets or whose Operating Revenue is 10% or more of Consolidated Operating Revenue.

                  "RELEVANT TOTAL ASSETS" means, in relation to a Subsidiary of the Company or Carnival Corporation, its total assets, less the aggregate of all receivables due from other Carnival Corporation & plc Companies and all intangible assets (including, without limitation, goodwill), as shown as of the end of the most recent fiscal year in its latest annual audited or unaudited, as the case may be, unconsolidated balance sheet from time to time.

                  "RESTRICTED SUBSIDIARY" means any Subsidiary of Carnival Corporation or the Company (including any newly acquired or newly formed Subsidiary of Carnival Corporation or the Company) which owns a Principal Property.

                  "UK GAAP" means generally accepted accounting principles in effect in the United Kingdom on the date of the First Supplemental Indenture.

                  "US GAAP" means generally accepted accounting principles in effect in the United States on the date of the First Supplemental Indenture.

                  SECTION 3. Section 1.04(2) of the Original Indenture is hereby amended by replacing the words "UK GAAP" with the words "US GAAP".

                  SECTION 4. Section 4.04 of the Original Indenture is hereby amended by:

                  (a) Adding the following text at the end of the first paragraph thereof:

         "Notwithstanding the foregoing, (1) the requirement that the Company furnish to the Trustee and to all the Holders of such Securities or make available at the offices of the Paying Agent in London (as the case may be) the information described in clause (a) of the preceding sentence shall be deemed to have been satisfied if the Company furnishes to the Trustee or makes available at the offices of the Paying Agent in London (as the case may be) a Carnival 10-K or Carnival 10-Q for the applicable fiscal year or fiscal quarter, in each case, within 15 days

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                                                                               5


         after the expiration of the time periods specified in the Commission's rules and regulations, and (2) the requirement that the Company furnish to the Trustee and to all the Holders of such Securities or make available at the offices of the Paying Agent in London (as the case may be) the information described in clause (b) of the preceding sentence shall be deemed to have been satisfied if the Company furnishes to the Trustee or makes available at the offices of the Paying Agent in London (as the case may be) any Carnival 8-K that Carnival Corporation is or would be required to file under the Exchange Act (assuming that it is required to file such forms under the Exchange Act), in each case, within 15 days after the expiration of the time periods specified in the Commission's rules and regulations."; and

                  (b) Deleting the second sentence of the third paragraph thereof.

                  SECTION 5. Section 4.07 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                  "Section 4.07. LIENS. The Company shall not, and shall not permit Carnival Corporation or any Subsidiary of which the Company and/or Carnival Corporation owns, directly or indirectly, at least 80% of such Subsidiary's voting shares to, create, incur, guarantee or assume any securities, bonds, debentures or other similar evidences of indebtedness for money borrowed ("DEBT") secured by a mortgage, pledge, security interest, lien or other similar encumbrance ("MORTGAGE" or "MORTGAGES"), on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary, without effectively providing concurrently with the creation, incurrence, guarantee or assumption of such Debt that the Securities (together with, if the relevant obligor so determines, any other Debt of any Carnival Corporation & plc Company, then existing or thereafter created ranking equally with the Securities) will be secured equally and ratably with (or prior to) that Debt, so long as that Debt will be so secured, except that this restriction will not apply to: (i) Mortgages on property, shares of stock or indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or Carnival Corporation, provided that any such Mortgage was not created in contemplation of such Person becoming a Subsidiary of the Company or Carnival Corporation; (ii) Mortgages on property or shares of stock existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or all or part of the cost of the improvement, construction, alteration or repair of any property, ship, building, equipment or facilities or of any other improvements on all or any part of such property or to secure any Debt incurred prior to, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of such shares and, in the case of property, the later of the acquisition, the completion of construction (including any improvements, alterations or repairs on an existing property) or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or all or part of the cost of improvement, construction, alteration or repair thereon; (iii) Mortgages of the Company or any Subsidiary of the Company existing on October 23, 2000; (iv) Mortgages of Carnival Corporation or any Subsidiary of Carnival Corporation

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                                                                               6


existing at the date of the First Supplemental Indenture; (v) Mortgages on property owned or held by any Person or on shares of stock, other equity interests or indebtedness of any Person, in either case existing at the time such Person is merged into or consolidated or amalgamated with a Carnival Corporation & plc Company or at the time of a sale, lease or other disposition of property of a Person or a sale or other disposition of stock of a Person as an entirety or substantially as an entirety to a Carnival Corporation & plc Company, provided that any such Mortgage was not created in contemplation of such Person becoming a Subsidiary of the Company or Carnival Corporation; (vi) Mortgages arising by operation of law (other than by reason of default); (vii) Mortgages arising through litigation, legal proceeding or judgment and not giving rise to an Event of Default; (viii) Mortgages to secure Debt incurred in the ordinary course of business, including, but not limited to, (1) any mechanic's, materialmen's, carrier's, workmen's, vendor's or other like Mortgages, (2) any Mortgages securing amounts in connection with workers' compensation, unemployment insurance and other types of social security, (3) any easements, rights-of-way, restrictions and other similar charges, (4) any Mortgages arising out of consignment or similar arrangements for the sale of goods entered into by a Carnival Corporation & plc Company, and (5) any Mortgages to secure Debt maturing not more than 12 months from the date incurred; (ix) Mortgages to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the Mortgage relates to a Principal Property to which such project has been undertaken and recourse of the creditors in respect of such Mortgage is substantially limited to such project and Principal Property; (x) Mortgages created to secure Debt of a Carnival Corporation & plc Company under any options, futures, swaps, short sale contracts or similar or related instruments which relate to the purchase or sale of securities, commodities or currencies; (xi) Mortgages in favor of customs and revenues authorities to secure payment of customs duties in connection with the importation of goods; (xii) leases or subleases granted to others not interfering in any material respect with the business of a Carnival Corporation & plc Company; (xiii) Mortgages encumbering property or assets under construction arising from progress or partial payments by a customer of a Carnival Corporation & plc Company relating to such property or assets; (xiv) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of a Carnival Corporation & plc Company; (xv) Mortgages encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of a Carnival Corporation & plc Company; (xvi) Mortgages on any property of the Company, Carnival Corporation or a Restricted Subsidiary in favor of the federal government of the United States or the government of any state thereof or the government of the United Kingdom, or the European Union, or any instrumentality of any of them, securing the obligations of a Carnival Corporation & plc Company pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes; (xvii) Mortgages securing taxes or assessments or other applicable charges or levies; (xviii) Mortgages securing industrial revenue, development or similar bonds issued by or for the benefit of a Carnival Corporation & plc Company, PROVIDED that such industrial revenue, development or similar bonds are nonrecourse to such Carnival Corporation & plc Company; and (xix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any

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Mortgage referred to in the foregoing clauses, or of any Debt secured thereby;
PROVIDED that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal, or replacement, and that such extension, renewal or replacement Mortgage will be limited to all or any part of the same property or shares of stock that secured the Mortgage extended, renewed or replaced (plus improvements on such property), or property received or shares of stock issued in substitution or exchange therefor.

                  Notwithstanding the foregoing, the Company, Carnival Corporation or any Subsidiary of which the Company and/or Carnival Corporation owns, directly or indirectly, at least 80% of such Subsidiary's voting shares may create, incur, guarantee or assume Debt secured by a Mortgage or Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such Debt of Carnival Corporation & plc secured by a Mortgage or Mortgages and Carnival Corporation & plc's Attributable Debt in respect of Sale and Leaseback Transactions (other than Attributable Debt in respect of Sale and Leaseback Transactions permitted because the relevant Carnival Corporation & plc Company would be entitled to create, incur, guarantee or assume such Debt secured by a Mortgage on the property to be leased without equally and ratably securing the Securities pursuant to the preceding paragraph and other than a Sale and Leaseback Transaction the proceeds of which have been applied within twelve months after its consummation to the Net Proceeds to the retirement or repayment of Funded Debt (as described in Section 4.08)), does not at the time such Debt is incurred exceed 20% of Consolidated Net Tangible Assets."

                  SECTION 6. Section 4.08 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                  "Section 4.08. SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit Carnival Corporation or any Subsidiary of which the Company and/or Carnival Corporation owns, directly or indirectly, at least 80% of such Subsidiary's voting shares to, enter into any arrangement with a third party (not including any Carnival Corporation & plc Company) providing for the leasing by such Carnival Corporation & plc Company for a period, including renewals, in excess of three years, of any Principal Property which has been owned by such Carnival Corporation & plc Company for more than 270 days and which has been or is to be sold or transferred by such Carnival Corporation & plc Company to the third party (a "SALE AND LEASEBACK TRANSACTION") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all of these Sale and Leaseback Transactions plus all the debt of Carnival Corporation & plc incurred, issued, assumed or guaranteed and secured by a Mortgage or Mortgages (with the exception of debt secured by a Mortgage or Mortgages on property that any Carnival Corporation & plc Company would be entitled to create, incur, issue, guarantee or assume without equally and ratably securing the Securities pursuant to the provisions of the Securities pursuant to Section 4.07) does not exceed 20% of Consolidated Net Tangible Assets. This restriction will not apply to any Sale and Leaseback Transaction if
(i) such Carnival Corporation & plc Company would be entitled to create, incur, issue, guarantee or assume Debt secured by a Mortgage or Mortgages on

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the Principal Property to be leased without equally and ratably securing the
Securities pursuant to the provisions of the Securities pursuant to Section 4.07, (ii) within a period commencing twelve months prior to the consummation of the Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, such Carnival Corporation & plc Company has expended or will expend for any Principal Property (including capital improvements thereon) an amount equal to (x) the Net Proceeds or (y) the part of the Net Proceeds which such Carnival Corporation & plc Company has elected not to apply in the manner described in the following clause (iii); or
(iii) such Carnival Corporation & plc Company, within twelve months after the consummation of any Sale and Leaseback Transaction, applies an amount equal to the Net Proceeds (less any amount expended for Principal Property under the preceding clause (ii)(y)) to the retirement or repayment of Funded Debt of a Carnival Corporation & plc Company ranking equally in right of payment with the Securities or Funded Debt of a Subsidiary of Carnival Corporation or the Company. No retirement referred to in the preceding clause (iii) may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision (unless such repayment is required due to the receipt of the Net Proceeds)."

                  SECTION 7. The Original Indenture is hereby amended by adding a new Section 4.10 to read in its entirety as follows:

                  "SECTION 4.10 AMOUNTS PAYABLE BY CARNIVAL CORPORATION. The Company shall cause all payments made by Carnival Corporation pursuant to the Carnival Corporation Guarantee in respect of the Securities to be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of the Republic of Panama (or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation, to the extent that such taxes become applicable as a result of the successor corporation becoming the obligor on the Securities) or any political subdivision or taxing authority thereof or therein ("Panamanian Taxes") or, if deduction or withholding of any Panamanian Taxes shall at any time be required by the Republic of Panama (or the jurisdiction of incorporation (other than the United States) of a successor corporation to Carnival Corporation) or any such subdivision or authority, the Company shall cause Carnival Corporation to pay such additional amounts ("Carnival Additional Amounts") as may be necessary in order that the net amounts paid to each holder pursuant to the terms of this Agreement after such deduction or withholding shall equal the amounts then due and payable under the terms of this Agreement; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of such Security being or having been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a

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                                                                               9


successor corporation to Carnival Corporation) or such political subdivision or otherwise having or having had some connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision other than the holding or ownership of a Security, or the collection of principal of and interest, if any, on, or the enforcement of, a Security, (ii) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, such Security was presented for payment on a date more than thirty days after the date such payment became due and payable or was provided for, whichever is later, except to the extent that the holder would have been entitled to Carnival Additional Amounts if it had presented its Security for payment on any day within the 30 day period, (iii) any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply by the holder with a request of Carnival Corporation addressed to the holder to provide information concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or any political subdivision or taxing authority thereof of the holder or beneficial owner of such Security or to make any declaration or other similar claim to satisfy any information or reporting requirement, which in either case, is required by statute or by rules or regulations of the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or such political subdivision or taxing authority as a precondition to relief or exemption from withholding or deduction of any Panamanian Taxes, (iv) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; (v) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal of, or any interest on, the Securities; (vi) any tax, duty, assessment or other governmental charge which is payable in respect of any payments on a certificated Security issued at the request of the Holder on or after the occurrence of an Event of Default; or (vii) any combination of the above items; nor will Carnival Additional Amounts be paid with respect to any payment of principal of, or any interest on, any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent the payment would be required by the laws of the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to Carnival Corporation) or any political subdivision or taxing authority thereof or therein to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or to a beneficial owner who would not have been entitled to such Carnival Additional Amounts had it been the Holder of the Security. The provisions described in (i) through
(vii) above are referred to herein as "Excluded Taxes." The Company shall cause Carnival Corporation to indemnify and hold harmless each holder of a Security and upon written request reimburse each holder for the amount of (i) any Panamanian Taxes levied or imposed and paid by such holder of a Security (other than Excluded Taxes) as a result of payments made with respect to such Security,
(ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Panamanian Taxes with respect to payment of Carnival Additional Amounts or any reimbursement pursuant to this sentence. The Company shall cause Carnival Corporation to (1) make such withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

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                                                                              10


                  The Company shall, and shall cause Carnival Corporation to, use commercially reasonable efforts to facilitate administrative actions necessary to assist Holders to obtain any refund of or credit against Panamanian Taxes for which Carnival Additional Amounts are not paid as a result of the conditions in the preceding paragraph."

                  SECTION 8. Section 5.01 of the Original Indenture is hereby amended by adding the following text at the end of the first paragraph thereof:

                  "Notwithstanding the foregoing, if the Carnival Corporation Guarantee is in effect immediately prior to a consolidation, merger, sale, conveyance, transfer or other disposition of assets and such transaction is not prohibited by the DLC Agreements, in the case of (i) any merger or consolidation by (x) the Company, the Guarantor or any Restricted Subsidiaries with (y) Carnival Corporation or any of its Subsidiaries, (ii) any sale, conveyance, transfer or other disposition of assets by (x) the Company, the Guarantor or any Restricted Subsidiaries to (y) Carnival Corporation or any of its Subsidiaries, clause (a) of the first sentence of this Section 5.01 shall be deemed to have been satisfied."

                  SECTION 9. Section 6.01(d) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                  "(d) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, Carnival Corporation or any Principal Subsidiary having an aggregate principal amount outstanding of the greater of (pound)25,000,000 or 0.5% of Consolidated Net Tangible Assets (or their respective equivalents in any other currency) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, Carnival Corporation or any Principal Subsidiary, whether such indebtedness now exists or will hereafter be created which default will have resulted in such indebtedness of the greater of (pound)25,000,000 or 0.5% (or their respective equivalents in any other currency) of Consolidated Net Tangible Assets becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice is provided to the Company;"

                  SECTION 10. Section 6.01(e) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                  "(e) the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary pursuant to or within the meaning of Bankruptcy Law:

                           (i)      commences a voluntary case,

                           (ii) consents to the entry of an order for relief against it in an involuntary case,

                           (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                           (iv) makes a general assignment for the benefit of its creditors, or

                           (v) generally is not paying its debts as they become due; and"

                  SECTION 11. Section 6.01(f) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                  "(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (i) is for relief against the Company, Carnival Corporation or the Guarantor in an involuntary case,

                           (ii) appoints a Custodian of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary or for all or substantially all of the property of the Company, the Guarantor, Carnival Corporation or any Principal Subsidiary; or

                           (iii) orders the liquidation of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary;

                  and the order or decree remains unstayed and in effect for 90 consecutive days;

                  PROVIDED, HOWEVER, that there will not be an Event of Default under Section 6.01(d) if the bond, debenture, note or other evidence of indebtedness in question is the subject of non-recourse financing arrangement under which the lender's right of recourse is limited to a specific asset and there is no further recourse by the relevant creditor against the general assets of the Company, Carnival Corporation, the Guarantor or any Principal Subsidiary; and PROVIDED FURTHER, that it will not be an Event of Default under Clause (e) and (f) if the event in question relates solely to property of the Company, Carnival Corporation, the Guarantor or a Principal Subsidiary that is the subject of a non-recourse financing arrangement described in the previous proviso, and if such event does not, directly or indirectly, give further recourse by the relevant creditor to the general assets (or any other property) of the Company, Carnival Corporation, the Guarantor or a Principal Subsidiary."

                  SECTION 12. This First Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

                  SECTION 13. The Company and the Guarantor agree that the Trustee is permitted to place a notation about this First Supplemental Indenture on the Securities in accordance with the provisions of Section 9.05 of the Indenture.

                  SECTION 14. The Trustee accepts this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture.

                  SECTION 15. The Indenture, as hereby amended, is in all respects ratified and confirmed, and the terms and conditions thereof shall be and remain in full force and effect.

                  SECTION 16. The recitals contained in this First Supplemental Indenture shall be taken as the statements made solely by the Company and the Guarantor, and the Trustee shall have no liability or responsibility for their correctness and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and the Guarantor or
(iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

                  SECTION 17. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE APPLICATION OF THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  SECTION 18. In case any provision in this First Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  SECTION 19. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern the Indenture, such provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

                  SECTION 20. This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                   CARNIVAL PLC


                                   By:  /s/ Gerald R. Cahill
                                        ---------------------------------------
                                        Name:   Gerald R. Cahill
                                        Title:  Senior Vice President-Finance
                                                and Chief Financial and
                                                Accounting Officer


                                   P&O PRINCESS CRUISES INTERNATIONAL LIMITED


                                   By:  /s/ Gerald R. Cahill
                                        ---------------------------------------
                                        Name:   Gerald R. Cahill
                                        Title:  Director, Chief Financial
                                                and Accounting Officer


                                   THE BANK OF NEW YORK,
                                   as Trustee


                                   By:  /s/ Alison Mitchell
                                        ---------------------------------------
                                        Name:   Alison Mitchell
                                        Title:  Assistant Treasurer